EXHIBIT 99.1

Steelcase Reports Second Quarter Fiscal 2023 Results

  Revenue growth of 19% driven by strong backlog, including significant pricing benefits
  Gross margin improved 60 basis points compared to prior year despite continued significant inflationary pressure
  Third quarter outlook reflects continued revenue and earnings growth expectations driven by backlog and gross margin improvement
  Company announces additional reductions in planned spending and lower quarterly dividend due to uncertain demand environment

GRAND RAPIDS, Mich., Sept. 21, 2022 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported second quarter revenue of $863.3 million, net income of $19.6 million, or $0.17 per share, and adjusted earnings per share of $0.21. In the prior year, Steelcase reported revenue of $724.8 million and net income of $24.7 million, or $0.21 per share, and had adjusted earnings per share of $0.23.

Revenue and order growth (decline) compared to the prior year were as follows:

	Q2 2023 vs. Q2 2022
	Revenue Growth (Decline)	Organic Revenue Growth	Organic Order Growth (Decline)

Americas	25%	21%	7%
EMEA	(1)%	12%	4%
Other	18%	21%	(8)%
	19%	20%	5%

The organic revenue growth in all segments was driven by a strong beginning backlog and included significant pricing benefits. Order growth in the Americas and EMEA was driven by pricing benefits, partially offset by a decline in volume in the Americas. The order decline in the Other category was driven by Asia Pacific with broad-based volume declines in all markets except India which continued its strong recovery from COVID-related restrictions in the prior year.

"Our sales and dealer teams have delivered significantly higher order growth than our industry in the Americas over the past year and done an outstanding job implementing our necessary pricing actions," said Sara Armbruster, president and CEO. "I want to thank all of our employees for delivering better than expected earnings this quarter by remaining diligent in combating supply chain challenges and controlling operating expenses."

Operating income (loss) and adjusted operating income (loss) were as follows:

	Operating income (loss)		Adjusted operating income (loss)
	(Unaudited)		(Unaudited)
	Three months ended		Three months ended
	August 26, 2022	August 27, 2021	August 26, 2022	August 27, 2021
Americas	$43.5	$44.7	$49.3	$47.3
EMEA	(6.8)	(1.6)	(5.7)	(0.6)
Other	(1.3)	(4.2)	(1.3)	(4.2)
Corporate	(6.5)	(5.0)	(6.5)	(5.0)
	$28.9	$33.9	$35.8	$37.5

Operating income of $28.9 million in the second quarter represented a decrease of $5.0 million compared to the prior year, which included a $15.4 million gain from the sale of land. Excluding the land gain in the prior year, the increase in operating income was primarily driven by higher volume and higher pricing benefits which improved gross margin, partially offset by higher operating expenses.

Gross margin of 29.1 percent in the second quarter represented an increase of 60 basis points compared to the prior year, with a 120 basis point improvement in the Americas, a 340 basis point decline in EMEA and a 90 basis point improvement in the Other category. Year-over-year pricing benefits of approximately $80 million exceeded year-over-year inflation by approximately $30 million. The improvement in the Americas was primarily due to higher volume (in part driven by the seasonal strength of Smith System), higher pricing benefits, net of inflation, and a favorable inventory adjustment, partially offset by higher fixed overhead costs and labor inefficiencies. The decline in EMEA was primarily due to higher inflation, net of pricing benefits, and labor inefficiencies. The improvement in the Other category was primarily due to higher volume and higher pricing benefits, net of inflation, partially offset by an unfavorable inventory adjustment.

"Inflation continues to be significant and has aggregated to approximately $270 million over the last six quarters, but for the first time since fiscal 2021, our year-over-year pricing benefits exceeded inflation this quarter," said Dave Sylvester, senior vice president and CFO. "Over the coming quarters, although inflationary pressure is expected to remain, we anticipate the benefits from our pricing actions will continue to accumulate and more fully offset the cumulative inflationary costs we’ve incurred."

Operating expenses of $221.4 million in the second quarter represented an increase of $48.5 million compared to the prior year, which included a $15.4 million gain on sale of land. The remaining increase was driven by $13.6 million of higher marketing, product development and sales expenses, $8.4 million of higher variable compensation, $7.9 million from acquisitions and $4.6 million of higher spending in other functional areas, partially offset by $4.9 million of favorable currency translation effects.

"In response to inflation and supply chain challenges throughout this year, we have been pulling back on our planned level of incremental spending while staying invested in our most critical strategic initiatives,” said Dave Sylvester.   “Due to the recent volume decline in our incoming orders and lower than expected return-to-office trends in the Americas, we are planning to implement additional actions in the third quarter which target further reduction of our planned level of spending.   These actions target approximately $20 million of annualized spending and are expected to include the elimination of up to 180 salaried positions across the Americas core business and Corporate functions."

Interest expense of $7.2 million in the second quarter represented an increase of $0.8 million compared to the prior year, primarily due to borrowings under the company's global credit facility during the quarter.

Total liquidity, comprised of cash and cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $213.9 million at the end of the second quarter.   Total debt was $563.5 million.   Adjusted EBITDA for the trailing four quarters was $154.1 million.

As previously announced, the company's acquisition of Halcon Furniture LLC was completed on June 10, 2022, and was funded using cash on hand and $68 million of borrowings under the company's global credit facility.

The Board of Directors has declared a quarterly cash dividend of $0.10 per share, to be paid on or before October 17, 2022, to shareholders of record as of October 5, 2022.

"Based on the recent order and return-to-office trends, we adjusted our dividend this quarter to strengthen our liquidity profile and support a higher allocation of capital to reinvestment in the business and pursuit of our longer-term strategy," said Dave Sylvester.

Outlook

At the end of the second quarter, the company’s backlog of customer orders was approximately $946 million, which was 38 percent higher than the prior year. Consistent with recent quarters, the backlog includes a higher than historical percentage of orders scheduled to ship beyond the end of the next quarter, and supply chain disruptions are expected to continue. Orders through the first three weeks of the third quarter declined approximately 20% compared to the prior year. As a result, the company expects third quarter fiscal 2023 revenue to be in the range of $825 to $850 million. The company reported revenue of $738.2 million in the third quarter of fiscal 2022. The projected revenue translates to growth of 12 to 15 percent compared to the third quarter of fiscal 2022, or organic growth of 13 to 16 percent.

The company expects to report earnings per share of between $0.08 to $0.12 for the third quarter of fiscal 2023 and adjusted earnings per share of between $0.17 to $0.21. The estimates includes:

  gross margin of between 29.0 to 29.5 percent, with projected pricing benefits, net of inflation, of approximately $55 million as compared to the prior year and sequentially unfavorable business mix and lower manufacturing efficiency due to decreased production volume, projected operating expenses of between $215 to $220 million, which includes $7 million of amortization of purchased intangible assets and an expected $7 million gain on sale of property, estimated restructuring charges of $8 million,
  projected interest expense, investment income and other income, net, of approximately $5 million and a projected effective tax rate of 27 percent.

The company reported earnings per share of $0.08 and had adjusted earnings per share of $0.10 in the prior year.

"Our strategy remains unchanged, but we are shifting additional effort to prioritize improvement in our profitability to fund future investments and to add more diversification to the markets and customers we serve," said Sara Armbruster. "Looking forward, we continue to believe in the value of people coming together in person to imagine, create, and achieve, which we believe will drive investments to support new ways of working across all of the markets we serve."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	August 26, 2022	August 27, 2021	% Change	August 26, 2022	August 27, 2021	% Change

Revenue
Americas (1)	$651.6	$523.3	25%	$1,172.4	$899.6	30%
EMEA (2)	137.8	138.9	(1)%	294.2	262.5	12%
Other (3)	73.9	62.6	18%	137.4	119.3	15%
	$863.3	$724.8	19%	$1,604.0	$1,281.4	25%

Revenue mix
Americas	75.5%	72.2%	73.1%	70.2%
EMEA	16.0%	19.2%	18.3%	20.5%
Other	8.5%	8.6%	8.6%	9.3%

Operating income (loss)
Americas	$43.5	$44.7	$42.3	$29.7
EMEA	(6.8)	(1.6)	(5.5)	(7.3)
Other	(1.3)	(4.2)	(4.2)	(9.5)
Corporate (4)	(6.5)	(5.0)	(16.3)	(10.8)
	$28.9	$33.9	$16.3	$2.1

Operating income margin	3.3%	4.7%	1.0%	0.2%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America, with a comprehensive portfolio of furniture and architectural products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, AMQ, Smith System, Orangebox, Viccarbe and Halcon brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase, Coalesse, Orangebox and Viccarbe brands, with a comprehensive portfolio of furniture and architectural products.
  The Other category includes Asia Pacific and Designtex. Asia Pacific serves customers in Australia, China, India, Japan, Korea and other countries in Southeast Asia primarily under the Steelcase brand with a comprehensive portfolio of furniture and architectural products. Designtex sells textiles, wall coverings and surface imaging solutions specified by architects and designers directly to end-use customers through a direct sales force primarily in North America.
  Corporate expenses include unallocated portions of shared service functions such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

QUARTER OVER QUARTER ORGANIC REVENUE GROWTH BY SEGMENT
Q2 2023 vs. Q2 2022
(Unaudited)
	Steelcase Inc.	Americas	EMEA	Other category

Q2 2022 revenue	$724.8	$523.3	$138.9	$62.6
Acquisitions	17.6	15.1	2.5	—
Currency translation effects	(20.3)	(0.7)	(18.1)	(1.5)
Q2 2022 revenue, adjusted	722.1	537.7	123.3	61.1

Q2 2023 revenue	863.3	651.6	137.8	73.9
Organic growth $	$141.2	$113.9	$14.5	$12.8
Organic growth %	20%	21%	12%	21%

ADJUSTED EARNINGS PER SHARE
(Unaudited)
	Three Months Ended
	August 26, 2022	August 27, 2021
Earnings per share	$0.17	$0.21
Amortization of purchased intangible assets, per share	0.05	0.03
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)
Restructuring costs, per share	—	—
Income tax effect of restructuring costs, per share	—	—
Adjusted earnings per share	$0.21	$0.23

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	November 26, 2021	February 25, 2022	May 27, 2022	August 26, 2022	August 26, 2022
Income (loss) before income tax expense	$12.0	$(1.0)	$(15.8)	$26.4	$21.6
Interest expense	6.5	6.4	6.4	7.2	26.5
Depreciation and amortization	21.0	21.0	20.2	23.5	85.7
Share-based compensation	(2.0)	2.5	12.0	3.1	15.6
Restructuring costs	—	—	4.2	0.5	4.7
Adjusted EBITDA	$37.5	$28.9	$27.0	$60.7	$154.1

PROJECTED ORGANIC REVENUE GROWTH
Q3 2023 vs. Q3 2022
Steelcase Inc.

Q3 2022 revenue	$738.2
Acquisitions	20.1
Currency translation effects	(26.1)
Q3 2022 revenue, adjusted	$732.2

Q3 2023 revenue, projected	$825 - 850
Organic growth $	$93 - 118
Organic growth %	13% - 16%

PROJECTED ADJUSTED EARNINGS PER SHARE
	Three Months Ended
	November 25, 2022	November 26, 2021
Earnings per share	$0.08 - 0.12	$0.08
Amortization of purchased intangible assets, per share	0.06	0.03
Income tax effect of amortization of purchased intangible assets, per share	(0.02)	(0.01)
Restructuring costs, per share	0.07	—
Income tax effect of restructuring costs, per share	(0.02)	—
Adjusted earnings per share	$0.17 - 0.21	$0.10

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 26, 2022		August 27, 2021		August 26, 2022		August 27, 2021
Revenue	$863.3	100.0%	$724.8	100.0%	$1,604.0	100.0%	$1,281.4	100.0%
Cost of sales	612.5	70.9	518.0	71.5	1,160.7	72.4	919.9	71.8
Restructuring costs	—	—	—	—	0.9	—	—	—
Gross profit	250.8	29.1	206.8	28.5	442.4	27.6	361.5	28.2
Operating expenses	221.4	25.7	172.9	23.8	422.3	26.3	359.4	28.0
Restructuring costs	0.5	0.1	—	—	3.8	0.3	—	—
Operating income	28.9	3.3	33.9	4.7	$16.3	1.0%	$2.1	0.2%
Interest expense	(7.2)	(0.8)	(6.4)	(0.9)	(13.6)	(0.8)	(12.8)	(1.0)
Investment income	0.3	—	0.1	—	0.4	—	0.3	—
Other income, net	4.4	0.6	1.8	0.2	7.5	0.5	1.0	0.1
Income (loss) before income tax expense (benefit)	26.4	3.1	29.4	4.0	10.6	0.7	(9.4)	(0.7)
Income tax expense (benefit)	6.8	0.8	4.7	0.6	2.4	0.2	(6.0)	(0.4)
Net income (loss)	$19.6	2.3%	$24.7	3.4%	$8.2	0.5%	$(3.4)	(0.3)%

Operating income	$28.9	3.3%	$33.9	4.7%	$16.3	1.0%	$2.1	0.2%
Amortization of purchased intangible assets	6.4	0.7	3.6	0.5	10.2	0.6	7.2	0.5
Restructuring costs	0.5	0.1	—	—	4.7	0.3	—	—
Adjusted operating income	$35.8	4.1%	$37.5	5.2%	$31.2	1.9%	$9.3	0.7%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 26, 2022		August 27, 2021		August 26, 2022		August 27, 2021
Revenue	$651.6	100.0%	$523.3	100.0%	$1,172.4	100.0%	$899.6	100.0%
Cost of sales	455.9	70.0	372.6	71.2	845.9	72.1	645.1	71.7
Restructuring costs	—	—	—	—	0.9	0.1	—	—
Gross profit	195.7	30.0	150.7	28.8	325.6	27.8	254.5	28.3
Operating expenses	151.7	23.2	106.0	20.3	279.5	23.9	224.8	25.0
Restructuring costs	0.5	0.1	—	—	3.8	0.3	—	—
Operating income	43.5	6.7	44.7	8.5	$42.3	3.6%	$29.7	3.3%
Amortization of purchased intangible assets	5.3	0.8	2.6	0.5	7.9	0.7	5.2	0.6
Restructuring costs	0.5	0.1	—	—	4.7	0.4	—	—
Adjusted operating income	$49.3	7.6%	$47.3	9.0%	$54.9	4.7%	$34.9	3.9%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 26, 2022		August 27, 2021		August 26, 2022		August 27, 2021
Revenue	$137.8	100.0%	$138.9	100.0%	$294.2	100.0%	$262.5	100.0%
Cost of sales	105.3	76.4	101.4	73.0	219.4	74.6	190.9	72.7
Gross profit	32.5	23.6	37.5	27.0	74.8	25.4	71.6	27.3
Operating expenses	39.3	28.5	39.1	28.2	80.3	27.3	78.9	30.1
Operating loss	(6.8)	(4.9)	(1.6)	(1.2)	$(5.5)	(1.9)%	$(7.3)	(2.8)%
Amortization of purchased intangible assets	1.1	0.8	1.0	0.8	2.3	0.8	2.0	0.8
Adjusted operating loss	$(5.7)	(4.1)%	$(0.6)	(0.4)%	$(3.2)	(1.1)%	$(5.3)	(2.0)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 26, 2022		August 27, 2021		August 26, 2022		August 27, 2021
Revenue	$73.9	100.0%	$62.6	100.0%	$137.4	100.0%	$119.3	100.0%
Cost of sales	51.3	69.4	44.0	70.3	95.4	69.4	83.9	70.3
Gross profit	22.6	30.6	18.6	29.7	42.0	30.6	35.4	29.7
Operating expenses	23.9	32.4	22.8	36.4	46.2	33.7	44.9	37.7
Operating loss	$(1.3)	(1.8)%	$(4.2)	(6.7)%	$(4.2)	(3.1)%	$(9.5)	(8.0)%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	August 26, 2022	August 27, 2021	August 26, 2022	August 27, 2021
Operating expenses	$6.5	$5.0	$16.3	$10.8

Webcast
Steelcase will discuss second quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of operations, balance sheets or statements of cash flows of the company. The non-GAAP financial measures used are (1) organic revenue growth, (2) adjusted operating income (loss), (3) adjusted earnings per share and (4) adjusted EBITDA. Pursuant to the requirements of Regulation G, the company has provided a reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables above. These measures are supplemental to, and should be used in conjunction with, the most comparable GAAP measures. Management uses these non-GAAP financial measures to monitor and evaluate financial results and trends.

Organic Revenue Growth
The company defines organic revenue growth as revenue growth excluding the impact of acquisitions and divestitures and foreign currency translation effects. Organic revenue growth is calculated by adjusting prior year revenue to include revenues of acquired companies prior to the date of the company's acquisition, to exclude revenues of divested companies and to use current year average exchange rates in the calculation of foreign-denominated revenue. The company believes organic revenue growth is a meaningful metric to investors as it provides a more consistent comparison of the company's revenue to prior periods as well as to industry peers.

Adjusted Operating Income (Loss) and Adjusted Earnings Per Share
The company defines adjusted operating income (loss) as operating income (loss) excluding amortization of purchased intangible assets and restructuring costs. The company defines adjusted earnings per share as earnings per share excluding amortization of purchased intangible assets and restructuring costs, net of related income tax effects.

Amortization of purchased intangible assets: The company may record intangible assets (such as backlog, dealer relationships, trademarks, know-how and designs and proprietary technology) when it acquires companies. The company allocates the fair value of purchase consideration to net tangible and intangible assets acquired based on their estimated fair values. The fair value estimates for these intangible assets require management to make significant estimates and assumptions, which include the useful lives of intangible assets. The company believes that adjusting for amortization of purchased intangible assets provides a more consistent comparison of its operating performance to prior periods as well as to industry peers. As the company's business strategy in recent years has included an increased number of acquisitions, intangible asset amortization has become more significant.

Restructuring costs: Restructuring costs may be recorded as the company's business strategies change or in response to changing market trends and economic conditions. The company believes that adjusting for restructuring costs, which are primarily associated with business exit and workforce reduction costs, provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Adjusted EBITDA
The company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted to exclude share-based compensation and restructuring costs. The company believes adjusted EBITDA provides investors with useful information regarding the operating profitability of the company as well as a useful comparison to other companies. EBITDA is a measurement commonly used in capital markets to value companies and is used by the company's lenders and rating agencies to evaluate its performance. The company adjusts EBITDA for share-based compensation as it represents a significant non-cash item which impacts its earnings. The company also adjusts EBITDA for restructuring costs to provide a more consistent comparison of its earnings to prior periods as well as to industry peers.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project," "target” or other similar words, phrases or expressions. Although the company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; the COVID-19 pandemic and the actions taken by various governments and third parties to combat the pandemic; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.
Organizations around the world trust Steelcase to help them create workplaces that help people work better, be inspired and accomplish more. The company designs, manufactures and partners with other leading organizations to provide architecture, furniture and technology solutions – accessible through a network of channels, including over 800 Steelcase dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2022 revenue of $2.8 billion. For more information, visit www.steelcase.com.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	August 26, 2022	August 27, 2021	August 26, 2022	August 27, 2021
Revenue	$863.3	$724.8	$1,604.0	$1,281.4
Cost of sales	612.5	518.0	1,160.7	919.9
Restructuring costs	—	—	0.9	—
Gross profit	250.8	206.8	442.4	361.5
Operating expenses	221.4	172.9	422.3	359.4
Restructuring costs	0.5	—	3.8	—
Operating income	28.9	33.9	16.3	2.1
Interest expense	(7.2)	(6.4)	(13.6)	(12.8)
Investment income	0.3	0.1	0.4	0.3
Other income, net	4.4	1.8	7.5	1.0
Income (loss) before income tax expense (benefit)	26.4	29.4	10.6	(9.4)
Income tax expense (benefit)	6.8	4.7	2.4	(6.0)
Net income (loss)	$19.6	$24.7	$8.2	$(3.4)

Earnings (loss) per share:
Basic	$0.17	$0.21	$0.07	$(0.03)
Diluted	$0.17	$0.21	$0.07	$(0.03)
Weighted average shares outstanding - basic	117.2	118.0	117.0	118.1
Weighted average shares outstanding - diluted	117.7	118.6	117.5	118.1

Dividends declared and paid per common share	$0.145	$0.145	$0.290	$0.245

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	August 26, 2022	February 25, 2022
ASSETS
Current assets:
Cash and cash equivalents	$52.2	$200.9
Accounts receivable, net of allowance of $8.6 and $8.0	413.3	340.4
Inventories	396.7	326.2
Prepaid expenses	31.2	24.0
Income taxes receivable	19.5	41.7
Other current assets	40.0	26.0
Total current assets	952.9	959.2

Property, plant and equipment, net of accumulated depreciation of $1,085.8 and $1,089.0	404.5	392.8
Company-owned life insurance ("COLI")	161.7	168.0
Deferred income taxes	114.6	121.2
Goodwill	277.0	242.8
Other intangible assets, net of accumulated amortization of $93.4 and $86.4	123.0	85.5
Investments in unconsolidated affiliates	45.8	53.1
Right-of-use operating lease assets	193.6	209.8
Other assets	29.5	28.6
Total assets	$2,302.6	$2,261.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$274.2	$243.6
Short-term borrowings and current portion of long-term debt	118.1	5.1
Current operating lease obligations	40.7	44.2
Accrued expenses:
Employee compensation	78.9	75.6
Employee benefit plan obligations	22.0	25.4
Accrued promotions	27.4	32.9
Customer deposits	65.3	53.4
Other	98.5	87.0
Total current liabilities	725.1	567.2

Long-term liabilities:
Long-term debt less current maturities	445.4	477.4
Employee benefit plan obligations	111.4	126.7
Long-term operating lease obligations	168.7	182.2
Other long-term liabilities	52.6	55.3
Total long-term liabilities	778.1	841.6
Total liabilities	1,503.2	1,408.8

Shareholders’ equity:
Additional paid-in capital	13.7	1.5
Accumulated other comprehensive income (loss)	(89.8)	(50.6)
Retained earnings	875.5	901.3
Total shareholders’ equity	799.4	852.2
Total liabilities and shareholders’ equity	$2,302.6	$2,261.0

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Six Months Ended
	August 26, 2022	August 27, 2021
OPERATING ACTIVITIES
Net income (loss)	$8.2	$(3.4)
Depreciation and amortization	43.7	41.2
Share-based compensation	15.6	15.2
Restructuring costs	4.7	—
Other	(2.4)	(20.6)
Changes in operating assets and liabilities:
Accounts receivable	(83.6)	(58.0)
Inventories	(67.4)	(42.0)
Income taxes receivable	22.2	(2.2)
Other assets	(21.2)	(18.1)
Accounts payable	33.5	54.7
Employee compensation liabilities	1.3	(30.7)
Employee benefit obligations	(18.6)	(14.9)
Customer deposits	(10.8)	14.0
Accrued expenses and other liabilities	0.4	3.2
Net cash used in operating activities	(74.4)	(61.6)

INVESTING ACTIVITIES
Capital expenditures	(28.9)	(31.8)
Proceeds from disposal of fixed assets	5.6	16.8
Acquisitions, net of cash acquired	(105.4)	—
Other	13.4	8.5
Net cash used in investing activities	(115.3)	(6.5)

FINANCING ACTIVITIES
Dividends paid	(34.0)	(29.2)
Common stock repurchases	(3.4)	(30.9)
Borrowings on global committed bank facility	266.8	—
Repayments on global committed bank facility	(187.0)	—
Other	0.9	0.2
Net cash provided by (used in) financing activities	43.3	(59.9)
Effect of exchange rate changes on cash and cash equivalents	(2.0)	(0.6)
Net decrease in cash, cash equivalents and restricted cash	(148.4)	(128.6)
Cash and cash equivalents and restricted cash, beginning of period (1)	207.0	495.6
Cash and cash equivalents and restricted cash, end of period (2)	$58.6	$367.0

(1)   These amounts include restricted cash of $6.1 and $5.8 as of February 25, 2022 and February 26, 2021, respectively.

(2)   These amounts include restricted cash of $6.4 and $6.3 as of August 26, 2022 and August 27, 2021, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims.  Restricted cash is included as part of Other assets on the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Mike O'Meara
Investor Relations
(616) 246 - 4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505

Source: Steelcase
SC-ERR